Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES THREE AND SIX-MONTH RESULTS FOR
THE PERIOD ENDED JUNE 30, 2013

Las Vegas, NV - August 13, 2013 - Affinity Gaming (the “Company”) today announced results for the three and six months ended June 30, 2013. Net revenue from continuing operations was $100.3 million for the quarter ended June 30, 2013, compared to net revenue of $103.0 million in the second quarter of 2012, a decrease of $2.7 million, or 2.7%. Adjusted EBITDA for the second quarter of 2013 was $17.8 million, compared to $18.9 million in the second quarter of 2012, a decline of $1.1 million, or 6.0%. Excluding the revenues and EBITDA related to Colorado for comparability, same-store net revenue declined $9.2 million, or 9.1%, to $91.6 million in the second quarter of 2013, compared to $100.8 million in the second quarter of 2012. Same-store Adjusted EBITDA, excluding corporate expenses, for the quarter ended June 30, 2013 was $19.8 million, compared to $18.9 million for the quarter ended June 30, 2012, an increase of $0.9 million, or 4.7%.

Second Quarter 2013 Financial Summary

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The Nevada region Adjusted EBITDA for the second quarter of 2013 was $9.7 million, versus $8.8 million for the prior-year period, an increase of $0.9 million, or 10.0%. Net revenue earned during the second quarter of 2013 decreased by $8.8 million, or 12.8%, when compared to the second quarter of 2012. Net revenue declines were primarily attributable to a $5.3 million decline in diesel fuel sales while we completed construction of the new travel center at Whiskey Pete's Hotel & Casino, which concluded in July 2013. Declines in casino, hotel, and other revenues were attributable to reduced visitation at the Company's Primm, Nevada casinos. Despite the revenue declines, Nevada Adjusted EBITDA improved by $0.9 million, or 10.0%, compared to the prior year quarter as we continue to refine our expense structure, including marketing and promotion initiatives, at our Primm and newly branded Silver Sevens Casinos (formerly Terrible's Las Vegas)

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The Midwest region Adjusted EBITDA was $10.1 million during the second quarter of 2013, consistent to the prior-year quarter. Net revenue during the second quarter of 2013 was $31.8 million, compared to net revenue of $32.2 million during the prior-year period, a decline of $0.4 million, or 1.1%. The net revenue declines in the Midwest were primarily attributable to reduced admissions and continued struggles with the weak economic conditions.

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For the quarter ended June 30, 2013, the Company recorded Adjusted EBITDA of $2.0 million from its Colorado operations, compared to rental income for the period ended June 30, 2012 of $2.3 million. Operating results were significantly impacted by renovations as the main entrance to Golden Mardi Gras, the Company's largest property in Colorado, was closed for the entire second quarter of 2013. Construction of the new front entry way at Golden Mardi Gras was completed early August 2013. The rental income in 2012 resulted from a lease agreement with the prior owner, which operated the Colorado casinos pending licensure of the Company.

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Corporate expense for the second quarter of 2013 was $4.0 million, an increase of approximately $1.7 million, or 76.3%, from prior-year quarter expense of $2.3 million. The corporate expense increases primarily relate to activities that the Company does not consider ongoing operating expenses.  Such expenses include those related to executing strategic initiatives, including the recent asset acquisitions and dispositions, and expenses incurred in connection with the recent shareholder litigation and related proxy filings. Corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributable to the Company's reportable segments, is net of fees earned under the Company's management contract with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees for the quarters ended June 30, 2013 and 2012.

“For the second quarter of 2013, continued economic weakness affected our top line results; however, through our cost control initiatives, we were able to increase our property adjusted EBITDA from the prior-year quarter,” said David D. Ross, Chief Executive Officer. “Our customers continue to be affected by the increase in gas prices, payroll taxes and several other macro-economic factors seen throughout the regional gaming industry. Further, our Midwest and Colorado properties were considerably affected by poor weather and construction disruption. We are pleased to announce that last month we successfully completed our construction on the new travel center at Whiskey Pete's Hotel & Casino, which we believe will result in increased revenue at our Nevada property and that in early August, we completed the renovations to our Colorado properties. As we move further into 2013, we continue to improve our marketing and promotional activities, in addition to maintaining cost-savings initiatives at all of our properties.”

Six Month 2013 Results

For the six months ended June 30, 2013, net revenue from continuing operations was $201.4 million, compared to net revenue of $204.8 million in the prior-year period, a decrease of $3.4 million, or 1.7%. Adjusted EBITDA for the six months ended June 30, 2013 was $35.9 million, compared to $39.0 million, a decline of $3.1 million, or 7.9%. Excluding the revenues and EBITDA related to Colorado for comparability, same-store net revenue declined $18.2 million, or 9.0%, to $183.2 million for the six months ended June 30, 2013, compared to $201.4 million in the prior-year period. Net revenue declines for the six month period were primarily seen in the Nevada segment where net revenues declined $16.6 million, or 12.2%, including fuel and retail revenue declines of $8.5 million, or 22.7%, due to the closure of the service station at Whiskey Pete's. Same-store Adjusted EBITDA, excluding corporate expenses, for the six months ended June 30, 2013 was $38.9 million, compared to $40.3 million in the prior-year period, a decline of $1.4 million, or 3.5%.

Conference Call Information

Affinity Gaming will be hosting its second quarter 2013 conference call today at 12 p.m. Eastern. The conference call number is (877) 705-6003. You should plan to call 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on Tuesday, August 20, 2013 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 418715.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended June 30,		Year to Date as of June 30,
	2013	2012	2013	2012
Net Revenue
Nevada [1]	$59,778	$68,574	$119,681	$136,249
Midwest	31,821	32,186	63,542	65,131
Colorado	8,713	2,285	18,135	3,370
Total net revenue	$100,312	$103,045	$201,358	$204,750

Adjusted EBITDA [2]
Nevada	9,650	8,772	18,318	19,065
Midwest	10,119	10,109	20,533	21,206
Colorado	1,993	2,285	4,313	3,370
Corporate expense and other	(3,989)	(2,262)	(7,246)	(4,628)
Total adjusted EBITDA	$17,773	$18,904	$35,918	$39,013

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino (f/k/a Terrible's Hotel & Casino) in Las Vegas, Town Casino & Bowl in Henderson, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest; taxes; depreciation; amortization; loss on extinguishment of debt; other non-operating income and expense; pre-opening expense; share-based compensation; reorganization and restructuring expense; write-downs, reserves and recoveries; and discontinued operations. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$133,689	$126,873
Total long-term debt	392,219	398,500

	Quarter Ended June 30,		Year to Date as of June 30,
	2013	2012	2013	2012
Capital expenditures by reportable segment
Nevada	$3,757	$2,155	$6,316	$3,444
Midwest	1,448	4,742	2,025	6,641
Colorado	4,681	—	6,087	—
Reportable segment capital expenditures	$9,886	$6,897	$14,428	$10,085
Corporate	309	638	313	774
Total capital expenditures	10,195	7,535	14,741	10,859

Reconciliation of Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income (in thousands):

	Quarter Ended June 30,		Year to Date as of June 30,
	2013	2012	2013	2012
Total Adjusted EBITDA	$17,773	$18,904	$35,918	$39,013
Depreciation and amortization	(6,647)	(5,861)	(13,518)	(11,129)
Share-based compensation	(411)	(476)	(744)	(952)
Pre-opening expense	—	(122)	—	(142)
Write offs, reserves and recoveries	(1,641)	707	(1,641)	785
Operating income from continuing operations	9,074	13,152	20,015	27,575
Interest expense, net	(7,374)	(7,473)	(14,903)	(14,836)
Loss on extinguishment (or modification) of debt	—	(8,842)	—	(8,842)
Income from continuing operations before income taxes	1,700	(3,163)	5,112	3,897
Provision for income taxes	(576)	1,074	(1,772)	(1,372)
Net income from continuing operations	$1,124	$(2,089)	$3,340	$2,525

Income (loss) from discontinued operations before income taxes	—	420	(369)	5,080
Provision for (benefit from) income taxes	—	(152)	133	(1,829)
Net income (loss) from discontinued operations	—	268	(236)	3,251
Net income	$1,124	$(1,821)	$3,104	$5,776

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management's current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company's most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company's website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of twelve casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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